Exhibit 99.2
Presentation
Operator
Greetings, and welcome to the Union Pacific and Norfolk Southern STB Merger Application Conference Call. [Operator Instructions]. As a reminder, this conference is being recorded, and the slides for today's presentation are available on Union Pacific's website. It is now my pleasure to introduce your host, Mr. Jim Vena, Chief Executive Officer for Union Pacific. Mr. Vena, you may now begin.
Vincenzo James Vena
CEO & Director
Thank you, Rob, and good morning, everyone. Appreciate everybody at this time of the year, taking time to join us. We, this morning, had put forward some 7,000 pages for the merger to the STB and thought that we take a few minutes this morning to just go over the highlights, and make sure everybody understands that or has a better understanding of what's in those 7,000 pages. Second is, it's a nice crisp 18 degrees here in Omaha. And Eric will tell you, this is the best time to railroad, okay? The engineering guys aren't working as much on track and those trains are running hot and fast. So let's keep them running so everybody gets their presents at Christmas time. So appreciate everybody joining me. Thank you very much.
Also with me here this morning is Norfolk Southern President and Chief Executive Officer, Mark George, along with our teams, Kenny Rocker, Ed Elkins, Eric Gehringer, John Orr, Jennifer Hamann, Jason Zampe and Todd Rynaski.
Today, Union Pacific and Norfolk Southern submitted our application with the Surface Transportation Board requesting approval to merge our two companies. This marks a critical milestone in connecting America with its first transcontinental railroad. Given the thorough scope of the application, nearly 7,000 pages in total, we are here today to highlight the key points. However, our core message is unchanged, and this combination will create strong value for all our stakeholders. The application provides clear evidence that this significant transaction exceeds the STB's merger requirements.
Before moving to the first slide, I want to emphasize the importance of approaching our combination from a position of strength. At Union Pacific, we expect to end this year as the safest for employees while also achieving record operating levels. At Norfolk Southern, Mark and his team expect to finish as the industry leader in mainline and community safety, together as a merged company, we are committed to continuing to lead the industry in safety, service and operational excellence.
Now let's continue to Slide 4, where I will summarize the key benefits of this historic opportunity. The merger between Union Pacific and Norfolk Southern is more than just a business deal. It's a pivotal opportunity to strengthen America's competitiveness, deliver exceptional service for our customers, enhance the safety of freight transportation and safeguard jobs. For America, our transcontinental railroad will accelerate freight movement, reach underserved markets with new rail solutions and strengthen the U.S. supply chain. It's about completing Abraham Lincoln's vision fortifying America's position as a global economic powerhouse. Our merger will remove more than 2 million truckloads off-highways, improving safety, reducing emissions and easing road congestion.
For customers, our combined network will provide single aligned service across the country. Customers will benefit from faster, more reliable service, improved asset utilization and a streamlined customer experience. Status quo isn't an option. We must advance and deliver for our customers.
For safety and service, adjustments to train routing and blocking patterns will reduce an estimated 2,400 daily rail car and container handling and save approximately the 60,000 car miles per day. This eliminates the unnecessary touches that can lead to incidents or delays. Data shows that rail is already 15x safer than trucking. And through the application of best practices and continued investment in advanced safety technologies, we will do our part to make America even safer.
And for our people, every employee with a Union job at the time of the merger will continue to have one. In fact, we formalized that commitment with multiple Union partners, including our largest union, Smart TD. A combined network facilitates volume growth, and we expect to add approximately 900 new net Union jobs by the end of the third year. These are good American jobs with an annual pay and benefit package of $160,000 a year, roughly 40% above the national industrial average. Bottom line, the why?
Our merger is very clear. The combination strengthens competition and is a win for America for our customers for the safety of our communities, for our people, it's about growth, innovation and building a stronger future to this great nation.
Let's move to the next slide. America's economy moves on rail, and our merger will not only enhance competition within the U.S. supply chain, but also enable American business to compete globally and grow. Kenny and Ed we'll do a deeper dive on the competitive enhancements we're offering, but the critical nature of that competition cannot be underestimated. The U.S. remains one of the only developed nations without a true transcontinental railroad. This lack of seamless connectivity creates fragmentation and inefficiencies that put American shippers at ports at a disadvantage.

Exhibit 99.2
As to enhancing competition in the rail industry, look no further than our peers' reaction. Our announcement alone loan is driving others in the industry to respond with new service offerings. We are confident this would not happen if they didn't understand that our merged company drives greater competition by offering a superior product. Mark, why don't I stop there and let you discuss how the competitive impact extends beyond just rail competition.
Mark R. George
President, CEO & Director
Thanks, Jim. It's great to be here with our team today. In addition to enhancing rail competition, our transcontinental railroad will compete more effectively with trucks on the highway, providing more options for shippers while creating growth opportunities for the rail industry. Trucks demonstrate just how efficient it can be if there's an option for coast-to-coast unimpeded movement of freight. They operate on seamless roadways built, maintained and paid for by American taxpayers.
Moving more freight to rail won't just make our economy more efficient. It will benefit the average American citizen. Railroads privately invest billions to maintain our own infrastructure while advancing safety. This contrast with trucks who congest highways, inflict wear and tear on roads and have the poor safety record of any mode of freight transportation. Yet the highway has been growing share of freight consistently for decades at the expense of rails, who've experienced meaningful share loss. The Bureau of Transportation's statistics reveal that rail market share has declined by nearly 10 points between 2014 and 2023. This transaction is intended to stop and reverse that share loss by offering more single-line options to shippers. So rail can compete more effectively with the highway alternatives.
You'll see in our application that roughly 75% of the freight converted to the combined railroad will come from the highway. Unlike the last merger that the STB approved, where the inverse was the objective. In that merger, a large majority of the targeted freight was to come from other railroads, not the highway. Railroad partnerships are one way to bridge the East-West divide, but 200 years of history has taught us that these are not enduring endeavors that customers can count on. Partnerships can deliver meaningful benefits in the short term but each company still prioritizes its own customers and answers to its own stakeholders. Priorities change and [indiscernible] conditions or economics shift, the agreements tend to break down. Limitations with partnerships also extend beyond the coordination and handoff of freight as railroads continue to modernize their individual technology systems and customer service platforms evolve differently.
The systems are not callable. It creates gaps in key areas like communication, pricing and shipment visibility, again, all hindering the customer experience. Single-line service is more reliable and streamlined for our customers and partnerships are as was so effectively articulated during the last merger that the STB approved. The benefits extend beyond the mainline freight rail network to our short- line operators who often serve the last-mile of track, a faster single-line network help short lines deliver superior service to a greater number of customers and improves access to more markets. This opportunity to grow is one that leads to investment and job creation in the communities that short lines serve.
Ultimately, that is what this merger is all about, providing shippers greater geographic reach on a much more efficient and seamless network. With that, we will unlock new growth opportunities for shippers and supercharge the reindustrialization of America. Kenny and Ed, let me turn it over to you to further discuss the customer benefits and the volume growth we anticipate coming from our combination.
Kenny G. Rocker
Executive Vice President of Marketing & Sales
Thank you, Mark, and good morning. Over the past few months, we've had hundreds of conversations with our customers and talk in depth about what's possible with UP and the NS combination. Customers see the potential. That's why we've received over 700 statements of support from our commercial partners, including over 500 from shippers. The support is from all across the country, representing farmers, housing market suppliers, chemical industries, intermodal customers, soda ash producers and short lines. The message is clear. This historic merger is an opportunity to build a faster, better and stronger railroad that is positioned to help our customers grow. Let's get right into the benefits our customers will see on Slide 7.
Customers will benefit from seamless single-line service. Our merger will transform 10,000 existing lanes from [indiscernible] to single-line service. That means customers will benefit from fewer handoffs less complexity and more predictable transit times. Removing interchange points and eliminating drags will give customers faster, more reliable transit. Today, handoff can add at least 24 to 48 hours of delay per shipment plus expense from crosstown drays to bypass interchange and efficiencies. In Chicago, for example, our merger is expected to eliminate 350 crosstown moves per day as well as remove long-haul freight from congested highways. Railcar owners will see improved asset utilization, faster, more predictable service means customers can turn cars quickly, reducing idle time and cutting equipment costs.

Exhibit 99.2
Doing business will be easier. Customers will have one commercial team, one contract, one invoice and most importantly, one accountable partner for their entire rail journey. We will also provide a unified digital experience. Today, customers either pay for costly third-party providers to bridge gaps between railroad systems or employee staff dedicated to track and trace all rail shipments. By integrating data end to end, customers will see instant savings along with greater access and control. Customers will benefit from the long-term alignment of capital investments for growth.
Today, we sometimes struggle to justify investments for a single market. Tomorrow, we'll see broader opportunities, an investment in Pittsburgh could support growth in Portland and a Gulf Coast plant project could unlock markets in the Northeast. Our combined network will operate as one system ensuring every investment delivers value to customers and markets nationwide. Customers will also benefit new markets and products via new and/or improved lanes which will be discussed in detail in the next 2 slides. We've identified a 4,000 additional county-to-county lane, where shippers currently using [indiscernible] for the first time have access to single-line rail service. Ed, why don't you talk through the growth opportunities we've identified.
Claude E. (Ed) Elkins
Executive Vice President and Chief Marketing Officer
Thank you, Kenny, and I'm happy to. Let's turn to Slide #8. We work closely with rail market expert, Oliver Wyman and economists from Charles River Associates an [indiscernible] to pinpoint the customer benefits and volume growth that our combination will create. Let's start with Intermodal, which we view as our greatest future growth engine. Our merger will streamline rail connections between major manufacturing and population centers, particularly along quarters linking Texas to the Southeast and to the Northeast. Expanding single-line services into the Upper Midwest with direct rail connections from Southern California and Texas to key destinations like Cincinnati, Columbus, Toledo and Detroit will enable more efficient, lower-cost supply chains.
Now as we see it, our combined intermodal business will grow by more than 1.4 million annual loads as we offer 6 new premium intermodal lanes operating 7 days a week. One new route between Southern California and the Northeast will be 252 miles shorter than the current in-line routing, saving up to 20 hours of transit time and a second new route will save up to 95 hours of transit time on intermodal traffic that wants to move between Southern California and the Southeast by routing via Shreveport and [indiscernible] rather than Memphis. With these two new routes, our customers will immediately see the benefits of single-line service.
Let's go to Slide 9. The benefits from the merger will also reshape the playing field for carload customers across the U.S. and in industries like agriculture, food, chemicals, forest products, coal and metals, just to name a few. Forecast by our experts indicate that the growth opportunity from our combination will be 425,000 annual carloads of merchandise, bulk and automotive products. We're going to secure this volume with 6 new manifest trains that will bridge the East-West divide and other transportation plan changes that will eliminate car handlings and route miles. We see meaningful opportunity in the watershed, which we define as the manufacturing and agricultural heart of the country that lies roughly 250 miles from our major gateways along the Mississippi River.
Today, rail massively underperforms in these watershed markets, capturing less than 10% of the volume. But by transforming the watershed markets from Interline to Single-line service we expect to convert 105,000 carloads annually from truck to rail.
So in summary, our merged railroad is going to be well positioned to serve our comers in new and exciting ways that will create tremendous growth opportunity for years to come. Kenny, I'm going to throw it back to you and let you discuss how the merger will promote both rail and truck competition.
Kenny G. Rocker
Executive Vice President of Marketing & Sales
Thank you, Ed. One of the first questions we received when meeting with our customers and stakeholders is how will the merger enhance competition. Our application provides detailed insights from leading economists, but let's discuss it at a high level. First, faster, more reliable single-line rail service enhances competition.
The Oliver Wyman's verify statement demonstrates that customers overwhelmingly prefer single-line rail options which we've also illustrated on the right side of Slide 10. Based on their comprehensive review, Rail's total market share in tonnes against truck is roughly 2x to 3x higher where single-line service is available. Second, this is an end-to-end merger. We have only 3 customer locations out of more than 20,000 that will go from [indiscernible] class one railroad down to one, and we've already worked individually with those customers to provide them with a second rail option. It is encouraging that one of the impacted customers submitted a support letter indicating and I quote "the proposed merger will enhance competition and yield significant benefits for shippers".
Within our merger application, we detail Voluntary Gateway Commitments to preserve competition and keep gateways open, so customers can continue to use preferred Interline routes. Importantly, we are committing to the STB's prescribed gateway reporting requirement. Not only are we preserving competition, we are enhancing it. When we announced our merger in July, we highlighted our success in the Pacific Northwest [indiscernible] corridor where we work with BN to offer competitive rates. For over 25 years, this program has driven sustained growth as rail capture freight that wants to move by truck.

Exhibit 99.2
Our vision is now bigger. Through Committed Gateway Pricing or CGP will apply a similar principle to our gateways, creating faster, more flexible options for certain customers and extending the benefits of seamless coordination beyond the direct UP-NS footprint. CPG [indiscernible] customers shipping to or from facilities solely served by CSX or Burlington Northern, accessibility to competitive rates through our primary gateways including those connecting the short line partners with limited interchange access.
Let me give you a quick example. Without CGP a solely serve UP industrial chemical customer and Texas shipping to a solely served CXS customer in South Carolina would not see any benefits from our transaction. With CGP, however, the CSX will be able to market directly to that customer, using a [indiscernible] competitive rate based on shipments moving in that market and extending the benefits from our merger. Committed gateway pricing is purely additive, providing an extra rate and service option without removing any existing choices.
To wrap up on enhancing competition, my answer to customers and stakeholders is that we are very confident that our merger doesn't just preserve rail competition. It enhances it. Next, Eric and John will talk through details regarding our operating and service assurance plans.
Eric J. Gehringer
Executive Vice President of Operations
Thanks, Kenny, and good morning. As Kenny and Ed both discussed, we see significant opportunities to deliver faster, more reliable and more efficient service to our customers. That is the what. But it's equally important for our stakeholders to understand our plans for the how. That's where John and I are focused.
Starting on Slide 12. The operating plan to integrate our networks specifically addresses the effects on rail lines, terminal activities, passenger services, equipment requirements and utilization and much more. Development of the operating plan relied on both the expertise of experienced service design personnel from UP and NS and industry consultants from Oliver Wyman, the firm that created multirail.
The first step was to define the base plan, which represents a two stand-alone networks. It provides the foundation for demonstrating the benefits made possible by the proposed combination. Next, we built the optimized plan by analyzing how our combined railroad could better handle existing traffic. Through that, we found significant opportunities to reroute traffic and adjust blocking, so trains can bypass intermediate handlings in traditional gateway cities. Fewer handlings, boost reliability, creates yard capacity and improved safety. It also speeds up locomotives and railcars, lowering resource needs and generating cost savings for both railroads and private car owners. You've seen us successfully demonstrate these principles at Union Pacific for the last couple of years and the results speak for themselves. I'll stop there and turn it over to John to talk you through the opportunities we see from our optimized plan. John?
John F. Orr
COO & Executive VP
Yes. Thank you, Eric, and good morning. As Eric noted, we've been laser-focused on the how, ensuring our game plan for this merger benefits all of our stakeholders. Ed [indiscernible] benefits of our intermodal customers. For our manifest customers, we've estimated that 40% of the combined companies manifest routes will benefit from fewer handlings. Driving these results is a simpler, streamlined and more efficient rail network. While the slide displays the daily impact annually, this equates to almost 900,000 fewer handlings, about 1.7 million fewer train miles and a reduction of nearly 22,000,000 car miles.
When you look at the additional volume we expect to move as part of the merger, most of the incremental traffic will be absorbed directly into the optimized plan where train blocks and car box become more efficient. Additionally, we also consider the investments and operating changes necessary to safely and reliably achieve all of the growth opportunities Kenny and Ed just outlined. That takes us to our growth plan, which I'll let Eric detail on the next slide.
Eric J. Gehringer
Executive Vice President of Operations
Thank you, John. Moving to Slide 13. The growth plan involved the development of capacity projections to account for additional traffic drawn to the improved network. Based on those projections, we plan to invest over $1 billion of our total $2.1 billion of merger-related capital to increase capacity on main lines and in manifest and intermodal terminals.
Specific to mainline capacity. Major projects identified include Union Pacific Sunset and Golden State routes as well as Norfolk Southern Kansas City to Butler, Indiana and New Orleans to Atlanta corridors. These investments totaling roughly $500 million will increase double track mileage and extend sidings to unlock improved transit times and service for our shippers. Related to manifest and intermodal terminals, we plan to proactively invest approximately $500 million to expand capacity to accommodate for the growth. This includes investments at 7 intermodal terminals, 2 manifest terminals and 2 automotive facilities. Key locations for investment include Houston, Porto Laredo, [indiscernible], Chattanooga, Toledo and Jacksonville.

Exhibit 99.2
Importantly, our investment approach is unchanged versus how we run our network today. We apply people, process and technology. First, deploy capital as needed in advance of anticipated growth. Moving to Slide 14. As we discussed in our service assurance plan, the UP-NS merger is designed to make our network more resilient and protect against disruptions. First, our merger is end-to-end with virtually no overlap. That dynamic inherently reduces the friction points where history would say issue [indiscernible]. And while we are confident issues will not arise, our proposed alternative dispute resolution program will provide customers with a voluntary efficient method to [indiscernible] merger-related service disputes.
Second, our combined network significantly increases the availability of critical resources. This buffer of resources is essential for keeping traffic flowing and responding quickly when temporary strains occur on the network. Simply put, a larger unified system gives us more flexibility and capacity to manage challenges. Third, the merger creates new options for rerouting traffic rapidly when congestion or external disruptions arise. With a broader network, we can respond faster and recover sooner from events like severe weather or unexpected outages. And finally, as John stated earlier, our optimized plan reduces the number of handlings, especially at points where UP and NS currently interchange traffic, fewer handlings, mean fewer opportunities for delays and variability.
Importantly, we plan to execute the integration in phases, which will ensure the solutions are reliable and effective. We will be diligent in the application of the change management process as we monitor relative metrics against rigorous [indiscernible] definitions, that must be met before further changes.
Running a railroad requires a seamless coordination of our critical resources, customer interactions and back office functions. IT systems make this possible, and effective integration is essential for achieving the benefits of this merger. Today, Union Pacific is the only North American railroad to have modernized the Big 3 operating systems positive train control, dispatch and our transportation management system called Neck Control. And over the last 5 years, both companies have completed successful seamless technology cutovers that we detail in our application. What's important to stress is that our technology cutovers did not impact customers or their railroads. Instead, they gave us the foundation, experience and confidence required for our future integrations. Immediately after the merger is approved, we will maintain existing IT systems to ensure continuity and service ability.
At the same time, we will create visibility into both railroad systems and data, enabling the combined company to quickly address issues and support customer needs across the entire network. Similar to our [indiscernible] operational cutover, our Phase Technology Integration allows our team to test and confirm reliability before moving forward, minimize risk and maintaining service quality. Before we hand it off to Jennifer and Jason, John will reiterate our commitment to safety.
John F. Orr
COO & Executive VP
Thank you, Eric. Safety is a shared core value. And our merger brings together two industry leaders who are committed to that principle. Union Pacific has achieved a 41% improvement in employee safety from year-to-date September 2023 versus the same period in 2025. Norfolk Southern has improved our FRA accident rate by 45% over that same period and 53% in since 2022. Together, we will be even better. Our goal is clear, zero accidents.
In coordination with the Federal Railway administration, we will implement a comprehensive safety integration plan. This plan ensures that every operational change is executed with safety at the forefront. As we've demonstrated at Norfolk Southern, this focus on safety accompanied by relentless root cause analysis and continuous improvement from our dedicated and talented people leads to a fluid network unwavering reliability and exceptional service. To summarize, it's an exciting time to be a railroader at Union Pacific and Norfolk Southern. Both teams are dedicated to safety, service and operational excellence. And we are committed to not only maintaining these standards but elevating them. Jennifer?
Jennifer L. Hamann
Executive VP & CFO
Thank you, John. In the weeks and months leading up to our July merger announcement, we worked closely with the Norfolk Southern team to develop an understanding of how our companies could benefit from a merger. And that range from revenue synergies to cost synergies to the capital required to unlock the value for merger and the strong financial benefits driven by our proposed merger were overwhelmingly approved by our respective shareholder bases back in November. Since July, as part of our STB application process, we engage the subject matter experts who independently conducted significant analysis to deep dive into the overall merger impact.
As you've heard today, the case is very compelling for all our stakeholders. But I think it's important to clearly understand that our conviction is rooted in facts and backed by data. Jason, why don't you hit on some of the highlights from the experts?

Exhibit 99.2
Jason A. Zampi
Executive VP & CFO
Thanks, Jennifer. Let's turn to Slide 16. In our application, you'll find verified statements to the STB from several experts. David Hunt and Matthew [indiscernible] from Oliver Wyman, the industry-leading adviser on rail strategy research traffic studies and railway bill files to inform their view of the intermodal carload and watershed market opportunities. Dr. Mark Israel, founding partner of Iconic and a leading antitrust economic expert, evaluated the impact to rail competition from our proposed open gateways and committed gateway pricing. Dr. Elizabeth Bailey with Charles River Associates, an expert on antitrust and competition policy examine the horizontal and geographic competitive impacts from the transaction.
And finally, Matthew Graham Union Pacific's General Director of Environmental Management provided an analysis on the environmental benefits from the merger. Their statements are backed by data and years of experience in their fields. They demonstrate the broad benefits of the merger and debunk some of the misconceptions that have been in the market. Specifically, while we've been clear that this merger is at its core about unlocking growth for the railroad, it does so in the most traditional of ways, by adding value for customers through a product that can only be delivered when you connect end-to-end networks. Single-line coast-to-coast service doesn't just enhance competition for our customers through service efficiencies, it's also price efficient.
As an example, Oliver Wyman's research of general merchandise traffic moving between 1,000 and 1,500 miles shows that interline traffic has an average revenue per ton mile cost that's roughly 35% more than a comparable move single-line service. We take exception to the view that our merger will drive price inflation. To that point, in Dr. Israel's statement, he makes it clear that a pro- competitive transaction like our merger will create downward pressure on price relative to the state of play without a merger. And with rail already generally cheaper than truck, our customers will see cost savings that will be deflationary for the U.S. supply chain. That's a win for main street economics and the need for greater affordability.
As to competition, Dr. Bailey concluded that the substantial competitive benefits and greater economic efficiency that we are expecting to result from the transaction outweigh the limited potential adverse effects. For the environment, rail is already the most sustainable way to move freight overground with roughly 75% less carbon emissions than trucks, and the opportunity to remove 2 million trucks off the U.S. highways and 2.7 million metric tons of carbon dioxide emissions annually is a win for everyone. Jennifer, I'll turn it back to you to talk through the financial benefits.
Jennifer L. Hamann
Executive VP & CFO
Thanks, Jason. Let me add a little more on that price topic. As we have Union Pacific said, since 2019, when we embarked on our efficiency journey, by continuing to be more efficient. This allows us to compete for more freight with more competitive prices while still growing the bottom line. And this merger is both an extension and an expansion of that premise. Further, based on the experts' research and additional analysis, we are very comfortable with our original financial estimates with even more conviction to the upside. Let's go to Slide 17 for further detail.
The work done by Oliver Wyman affirmed that faster, more reliable single-line service leads to volume growth. In fact, we now expect up to $2 billion in net revenue EBITDA synergies by the end of year 3, an improvement from what we originally estimated back in July. Importantly, we now do not believe significant concessions are needed, given the strong value offered by the merger in combination with the enhancements that we are offering. On the cost side, our teams went through an extensive effort to analyze various opportunities. Similar to our July announcement, we continue to see nearly $1 billion of opportunity here.
In terms of the saving categories, it cuts across all areas including labor, technology, purchase services and operations. As Eric discussed, we expect to spend roughly $2.1 billion of incremental capital over the 3-year integration period. These investments are needed to support growth and unlock the synergies we see ahead for the merged company. Approximately $1 billion will support capacity improvements and an additional $1.1 billion will be focused on technology integration and other investments. In our application work, we've also identified annual capital synergies of $133 million as we leverage our combined network and fleet more efficiently.
As you'll see in our merger pro formas, after refining our top line and the expense analysis, we are now projecting stronger overall results. This is largely driven by our updated assumption around concessions. Our cash generation will be more than sufficient to return debt levels back to our longer-term target in year 2 and then we'll resume share repurchases. We will maintain our balanced approach to capital allocation, prioritizing investment back into the business, targeting annual dividend increases and devoting excess cash and balance sheet capacity to share repurchases. We are excited to complete this phase of the process by filing the application with the STB and we're looking forward to an ongoing dialogue about the strong benefits that our merger offers to all stakeholders. With that, I'll turn it back to you, Jim.

Exhibit 99.2
Vincenzo James Vena
CEO & Director
Thank you all. Since our announcement in July, the team has worked diligently to meet the required milestones to make this possible, whether that's gaining over 99% shareholder approval or submitting a comprehensive application in advance of our 6-month deadline, they've delivered. And it's that continued diligence's result that we rely on, when we successfully moved beyond the merger approval to a seamless integration. Our team is committed to transparently working hand in hand with the Surface Transportation Board to answer any questions they may have throughout the review process. Let me sum it up.
Our transaction is supported by over 2,000 parties, including more than 500 shippers, 800 public officials and 700 other rail industry stakeholders. It's clearly changed the conversation in our industry, which was needed. Competition makes us all better, not just with other railroads, but also against trucks. This is about raising the bar for American competitiveness with a unified single-line rail network. As you heard from Kenny and Ed, the benefits from our merger will drive intermodal and carload volume growth as customers see the benefit of a single line service that unlocks new markets. And beyond that clear benefit, we are confident our merger further enhances competition.
As you heard from Eric and John, we have carefully developed our operating and service assurance plans by applying the same principles we use daily to run our railroads, working safely, reducing car touches and driving asset efficiency. When we focus on successfully executing the fundamentals, we deliver a superior service product. Integrating our merge railroads will be no different. We will plan, educate, test and execute, all with an eye to maintaining a resource buffer. I need to reiterate, this will be the most carefully planned and executed merger in our industry's history, and we will invest what it takes to ensure a clean outcome that avoids disruptions to our customers and overall supply chain. We know and understand the stakes.
And as Jennifer and Jason discussed, our merger has been analyzed by leading economists and rail experts who overwhelmingly agree that our combination enhances rail competition and deliver strong value for customers. The work we've done to complete our application also confirms our merger economics, which are even more compelling as we think about converting volume growth and operational efficiency into strong free cash flow and returns for shareholders.
To wrap up. For our industry to move forward, we need to do what's never been done before. If we stand still, we are going to get left behind. "I'm not into that". The benefits of this transaction are undeniable, and we are confident through a fair review process, our merger will be approved. And by filing our merger application today, we look to take the next step for America in driving the economic growth and prosperity of the future. The STB has a 30-day acceptance review period, and then we'll work through 2026 to be as efficient and expeditious through this process as we can be.
Union Pacific and Norfolk Southern are in the right position to make it happen, and we are ready to deliver. So with that, Rob, I know a long presentation, but we wanted to make sure we covered off all the key points. Let's open it up for a few questions. We have about an hour this morning, total time. So -- took a lot of time, but let's go through some of the questions, please.

Exhibit 99.2
Question and Answer
Operator
[Operator Instructions] Our first question will be coming from the line of Chris Wetherbee with Wells Fargo.
Christian F. Wetherbee
Wells Fargo Securities, LLC, Research Division
I guess maybe I wanted to start on Slide 17. I think the net revenue synergy number has moved up and concessions have come down. So I was hoping maybe you could elaborate a little bit more, I mean, maybe on both sides of those. So maybe where the incremental revenue opportunity was coming because I think even gross was a little bit lower than that $2 billion previously. And then obviously, also on the concession side, I'm not sure if that's coming from some of the gateway pricing sort of offerings that you guys have out there maybe identifying what drives that incremental decrease in the concessions as well.
Vincenzo James Vena
CEO & Director
Chris, you are sharp this morning. That was a question with about 18 parts, but that's pretty good. So let's start it because I think it covers a lot of what we wanted to make sure and Jennifer, and Jason, why don't you Jennifer start off on Page 17, and go over what we found.
Jennifer L. Hamann
Executive VP & CFO
Sure. So particular to your question, Chris, the $2 billion net revenue EBITDA synergies. So if you're comparing that to when we talked to you in July, what we talked to you in July about was net revenue synergies of $1 billion. So you've got a $1 billion greater net revenue EBITDA synergies here, what we're announcing today than what we talked about in July. $750 million of that, to your point, is the concessions. We included $750 million last year or -- in July, it feels like last year, a while ago because we were still analyzing kind of making some early looks at it, and we wanted to be conservative, obviously.
As we have now gone through it is we work very closely with our experts, we firmly believe that the end-to-end nature of this transaction in and of itself enhances competition. Beyond that, we're offering additional things like the Committed Gateway Pricing, Open Gateways that we think further meets that test for the STB. And so that's why we have now taken that out of our analysis. The other $250 million, that's as again, we've done more analysis, more detailed look at the lanes, at the watershed markets, at the intermodal opportunity, and that's what's brought us to the full $2 billion net revenue EBITDA synergies. So that's kind of how it breaks down.
Vincenzo James Vena
CEO & Director
Okay. Anybody else want to add something that maybe Jennifer missed, I thought she covered all of those questions. You guys good. Thanks a lot, Chris. Good question.
Operator
Next question comes from the line of Jonathan Chappell with Ever Core ISI.
Jonathan B. Chappell
Evercore ISI Institutional Equities, Research Division
I'm going to throw it to Kenny. It's a perfect follow-up, I think to the prior question. Can you just explain a little bit more about the committed gateway pricing what this means exactly, how it benefits your peers? And why that basically was the reason why $750 million of concessions was removed from the forecast?
Kenny G. Rocker
Executive Vice President of Marketing & Sales
Yes, John, you need to understand that it offers the BN Santa Fe and CSX competitive rates based on those moving traffic in the marketplace to and from solely serve facilities on UP or NS to the interchange and to and from fully served customer on BN or CSX. Now as program design is an improvement to a successful program already in place between UP and the BN and the Pacific Northwest on the I-5 corridor, which I mentioned earlier in my comments. But this is also important.

Exhibit 99.2
Not only will it for BN and CSX have certainty around the compensation required to UP and NS, but they will also be able to market that rightly to customers on our line, offering them a one-stop shop, a single point of contact, one freight bill, one contract and more. They will be able to offer many other customer and competitive benefits of a single railroad with the only continued downside would be operating in interchange with UP and NS. And as I'm going through all this, just remember, there's a lot of detail on this topic in our application, and you can learn more. I just point you to look at [indiscernible] statement.
Operator
The next question comes from the line of David Vernon with Bernstein.
David Scott Vernon
Sanford C. Bernstein & Co., LLC., Research Division
Well, at least it's before the week of Christmas anyway. So Kenny, maybe the natural extension of that would be to maybe talk a little bit about whether you've gotten any feedback from BN or CSX on this idea?
And then the core question I would have for you is I just want to make sure we understand the 1.4 million intermodal loads and 450,000 carloads that you've identified as growth. Is that net new to the industry? Or does that also include some revenue diversion, from interline service and other railroads. I'm just trying to make sure I understand what is net new and what is maybe diversion? And then if you have any sort of feedback on whether the BN or CSX have commented on this committed gateway pricing strategy?
Vincenzo James Vena
CEO & Director
So, before we go back to Kenny and the marketing guys. So bottom line is the growth that we see both in the carload and the intermodal. A lot of it is brand new business, especially in the shadow of the Mississippi, and being able to provide seamless less touch-point movement. On the carload side, of course, absolutely the same thing. We see new business coming on to the railroad. And if you think about it, the 24-, 48-hour difference on when you have to hand off going across the Mississippi is going to disappear. So that's really important for us, and we think we can grow the business.
In fact, the nice part is when the experts looked at it, they went an identified business that's out there that we're capable if we do a good job on safety and service and operational excellence to deliver it. Now are we going to win some business from other railroads? Absolutely. Customers have a choice. They get to decide what their -- where their competitive position is, what is better, and they're going to go with the one that gives them enhanced service, enhance the safety and enhance the competitive advantage. So we're looking forward to that. So it's going to be a mix of both.
Eric J. Gehringer
Executive Vice President of Operations
Yes. Just remember what I said in my comments, 3/4 of that growth that we've got in volume, 75% is really diversion from the highway, meaning the other quarter is rail to rail but 3/4 is really coming from the highway. So go ahead, Kenny.
Kenny G. Rocker
Executive Vice President of Marketing & Sales
Yes. All I was going to add is these are new services. I think we mentioned that we're going to put on in place that are not in today. So we're excited about that. And it will be a single line service.
Operator
The next question is from the line of Tom Wadewitz with UBS.
Thomas Richard Wadewitz
UBS Investment Bank, Research Division
Also congratulations on the filing. It's -- I don't even know how to describe it, but congratulations on getting the master filing done. I think in terms of the operational changes and the changes in traffic flow, how would you characterize the biggest changes? It looks like the Chicago Gateway is something that historically is a congestion point, I think part of taking -- speeding things up is moving traffic. But maybe if there are a couple of gateway shifts that you could characterize are just the largest shift in trained? How much traffic is moving Chicago to Kansas City or what are you doing with traffic flows if there are big kind of moves from one gateway to another?

Exhibit 99.2
Vincenzo James Vena
CEO & Director
Listen, let me start and then I'll turn it over to the operating guys because they live it every day. Bottom line is what the merger will do will allow us to look at the networks on what the speed is and what the customers want. So no advantage of buts. There's going to be traffic that's headed towards Chicago today, the interchange that we would look at doing it in a different place because we can drop the [indiscernible] touch points.
At Union Pacific, we have a whole group that looks every week to see how they can remove touch points on the railroad, [indiscernible] touch point cost you time and allows an event that maybe be moved not as safe as it should be. So that's what we expect Eric, why don't you talk a little bit in general about how you see the movements and where we're going to have to invest some capital, and we know that to be able to speed it up to be able to move East-West West-East better.
Eric J. Gehringer
Executive Vice President of Operations
Yes. Tom, I'll give you an example, and I'll take it to a macro level. So primary example to look and there's details inside the application. You actually heard Ed mention this in his prepared comments, is this new daily. I'm going to stress that daily rail service for intermodal coming out of California into the Northeast. The combined network is going to be able to take advantage of routing that traffic through Kansas City, which isn't a change into itself, but then routing it onto the NS network between Kansas City and Butler, Indiana, reducing both the track miles that the train has to travel but also being able to reduce the transit time by more than 20 hours.
Now when you back up and think about this, it's $1 billion that we're committing to, to be able to invest in our infrastructure out of $2.1 billion. I said it in my prepared comments, but I think it's important for everybody to hear it again. That's roughly split with half of the $1 billion being spent on mainline capacity and the other half in terminals. Mainline capacity, signing construction, signing extension, additional double track, terminal investments, the build-out of classification yards, the expansion of receiving portions of the yard, et cetera. We've met those plans. You'll see many of them in our application, and we look forward to discussing them with our customers because fundamentally, that's what's going to support the growth we have built into the merger.
Vincenzo James Vena
CEO & Director
Yes. So listen, before we go to the next question, I think this is really important. And John, you and I have worked together for years, okay, at that other Canadian railroad, that I still have a little bit burned in my heart. I still like it, even though they don't talk nice about me all the time anymore, but still, John. So you worked in Chicago, you know that place real good. It's good, it's good, but if it's bad, it's bad. So what do we do with this advantage of single line and how we look at routing?
John F. Orr
COO & Executive VP
Yes, you're exactly right, Jim. And the seamless simplified version of running an operating plan -- it creates a stable, safer and more reliable offering to our shippers and the beauty of being able to de-clutter a place like Chicago, has impacts beyond the 1 plus 1 equals 2. It's truly a force multiplier. And as we can shift workload to where it wants to go rather than what has gone historically, now you're adding benefit to the customer.
One of the very important things we learned back in the day and even how Eric and I have been approaching the preparation for the business model is that we're in the field. We're not -- we've got our base assumptions in the academic component of the merger. We're also taking it from a practical perspective. And our teams are working together in the field learning how we work, respecting our perspectives but being highly challenged by both Eric and I on the art of the possible. And that is thinking outside of it through the shippers view. So what we have in our application is going to mature and grow and even be more streamlined as we learn the network even more effectively and deploy what our customer feedback and how we want to engage. So yes.
Vincenzo James Vena
CEO & Director
Well, listen, that's perfect. Well, we're going to try to move these questions a little quicker because I do have a sort of rather hard stop, and I apologize, but I didn't know that we were actually going to get everything done either yesterday or today, and that's why we finally noticed everybody. But let's go to the next question. And sometimes I'm just going to say yes and no, or Mark, you could say yes or no, and we'll move on. So who's next, Rob?
Operator
The next question is from the line of Scott Group with Wolfe Research.

Exhibit 99.2
Scott H. Group
Wolfe Research, LLC
So is the cost of the committed gateway in the $2 billion of net revenue synergies and how much? And maybe just starting for like -- can you just like what is the net change in your financial assumptions here? And then maybe, Jim, I guess no question if you're looking for it. There's been a lot of statements to support some opposition, rail, some rails, teamsters, some short groups like have you seen anything or heard anything that changes your view of odds of approval here?
Vincenzo James Vena
CEO & Director
Listen, I'm going to start with that one because that's real important. Let's bucket what we've heard from people. We have a lot of customers that see it. We've had customers, Scott, that actually are single-served in the soda ash patch come out positive because they see the benefit because it's a worldwide market, they're competing against not just what's happening in the United States of America.
We have businesses like some of the railroads that have come out against us. Bottom line is, and I can't repeat this enough. Any business in America or any business in the world, if you thought your competitor was going to be able -- who was doing something that was not going to make them as efficient. They weren't going to be able to handle it. They were going to do things that were going to impact the way they could provide service and benefit enhanced benefits to customers. I hate to tell you, Scott, I sure won't say anything. I wouldn't go out, I'd let them go down that path. The reason we get some of that noise from that bucket is, is they see they're going to have to compete against us. We're going to provide an enhanced service. We're going to provide enhanced time line and they have to compete. If they can't provide the same level of service as we can, there's only one other option that they can do, and that's called price, and that's what they're worried about. So I'm good with where we are.
In fact, it's wonderful where we are. As far as the [indiscernible] -- listen, they're smart, they're playing the game, trying to get something for us and they're smart negotiators. I give all of them a lot of benefit. You can't -- it is what it is. I would have been surprised if we had every Union this early signed up, but the base has already been set. And our largest union, Smart ED and others of the 5 of them have already agreed on how we move ahead. We will get to the right place with the rest of them. Do you know why Scott?
We didn't negotiate this, but we guarantee the job and some people will say, Van, don't say the word guarantee, I'm saying it again, guarantee the job for every unionized employee that works for this company on day 1 when the merger closes has a job for life. No one has ever done that. People talk about New York Dock. New York Dock does not provide long-term benefit. It's a 6-year max. And in fact, you know who it really hurts is the employee that has 1 year of service because their protection is only 1 year. And I'm not into that. So for our employees in both companies, I want this to be a win and we all do, and it's a win.
Mark and I talked about this a lots and we were going through agreeing how we'd move ahead. So sorry, you thought that was a yes, no, I apologize, it's a little more than that because it's complicated. But we'll move ahead and we'll find deals when they make sense with all the rest of the union.
John F. Orr
COO & Executive VP
I can just add, Jim, a lot of that opposition came before an application was even filed. -- people making really poor assumptions, things that now that you see the application, it will be much harder for them to come out with any kind of sound opposition because of what's being offered in the application to make the environment far more competitive Misinformation like the number of intermodal lanes that were going to be eliminated, which had no basis in reality. So let's see what happens now with the application now that it's finally there. And like Jim said, even with labor, I mean, there were comments there about safety. You got to remember, we're the -- two of the safest railroads coming together. We're going to be sharing best practices to improve even more. We've got -- you heard in the prepared remarks, 2,400 fewer daily handoffs and handling and 60,000 fewer car miles per day, that translates to reduced exposure for our employees to keep everybody safe. So again The data is now out there, the details are out there. Let's be judged based on that, not the panic from the original merger announcement.
Mark R. George
President, CEO & Director
So Jennifer, that was our yes and no answer, you go ahead.

Exhibit 99.2
Jennifer L. Hamann
Executive VP & CFO
You guys are making it easy for me because I'm going to give the short answer, Scott, I'm not going to give you a number and tend to say when we look at it in total, $4.2 billion of revenue increase from the traffic gains that's going to get you down to a net revenue EBITDA synergies of $2 billion, and that's all taken into consideration the traffic that's moving, the lanes that it's moving in and how we expect to compete very effectively for -- with our enhanced service.
Mark R. George
President, CEO & Director
I think, Jennifer, just to add -- to summarize that, right? So $2 billion of net revenue EBITDA up from $1 billion. Cost synergies were $1 billion before, $1 billion now. We now plan $2.1 billion in capital versus $2 billion before, and we've identified $133 million of savings from a CapEx perspective on an annual basis. So all in, it takes a very compelling financial transaction and is now even more compelling.
Vincenzo James Vena
CEO & Director
Okay, Scott, good question. You got us going on that one there. I appreciate it.
Operator
Our next question is from the line of Jason Seidl with TD Cowen.
Jason H. Seidl
TD Cowen, Research Division
Jim, Mark and teams, happy holidays, and thank you for the 6,700 page gift that you put out this morning. Previously, you mentioned the shipper overlap was fewer than 20. But what I've read so far, it looks like you pointed out that there's only 3:2:1 shippers and you talked a little bit about some of the solutions in addressing that. How many 3:2 shippers are out there? And what's sort of in place to address the competition there? And then maybe in your actions with the STB, do you know if they're going to look at modality when they consider enhancing competition?
Vincenzo James Vena
CEO & Director
I'm not sure exactly what they're going to look at. I'll tell you what the word enhance means if you look it up in the dictionary, to increase or improve. To improve quality, making something better. And this application does all of that. So it's up to the STB though. But that's the dictionary word enhanced and what it means. So at the end of the day, that's what we're providing. And no, we don't have handy a number of how many 4 to 3 or 18 to 17 or 3 to 2. So sorry about that. We just looked at the ones that were truly going to change and go from 2 to 1 because that's a change for them, and we wanted to make them all, which we figured out who they are, and we're working through in detail to try to get that, okay?
Operator
Next question is from the line of Brandon Oglenski with Barclays.
Brandon Robert Oglenski
Barclays Bank PLC, Research Division
I'm not sure if this is a yes or no question, but can you guys just give us. Sorry about that, but can you give us some context on the historical reason why watershed markets just have been overlooked by the rails and how this really is going to unlock the potential in that marketplace?
Mark, do you want to do it or Ed. Ed?
Claude E. (Ed) Elkins
Executive Vice President and Chief Marketing Officer
Well, I think the inefficiencies that I can speak to are the short-haul rails involving interchange. Go ahead.

Exhibit 99.2
Mark R. George
President, CEO & Director
No, that's exactly right. You look at that band of America's Heartland, 250 miles on each side of the Mississippi River. Typically, what happens is, two railroads attempt to compete there, often there's an economic mismatch or an asset mismatch, and we end up seeding that freight to an inferior mode like truck. And this merger is going to eliminate all of that in terms of the friction and efficiencies and allow us to deliver exceptional value to customers that frankly have been starved of value for a long time, you bet.
Vincenzo James Vena
CEO & Director
Perfect. Thank you very much. Listen, I know we're on the hour, but why don't we take one more if they can wait for me upstairs. It's a room of 30. So who's next?
Operator
Next question will be from the line of Ken Hoexter with Bank of America.
Vincenzo James Vena
CEO & Director
Okay, Ken, you get the last one, okay?
Kenneth Scott Hoexter
BofA Securities, Research Division
Wonderful. Holidays to everybody, and I appreciate the reading and congrats on getting it filed. So just on the committed gateway pricing, if we can delve into that Jim or Jen for a minute. Just what kind of set do you have kind of protections for slide back on rates or guarantee of access in the future. I think that was the issue we heard from some shippers about how things have fallen apart in other mergers in the past just to keep those competitive terms. And then just more specifically on the [indiscernible], was there something specific that they were highlighting? Or are you saying this was just a negotiating play.
Vincenzo James Vena
CEO & Director
Why don't we start with the committed gateway?
Jennifer L. Hamann
Executive VP & CFO
Yes. In terms of the committed gateway pricing, so as Kenny mentioned, a lot of detail about that. And if you read Katy Novak's verified statement, you'll get a strong sense of what's behind it, which is very substantial. But it's by the design of how it's been put together that gives more flexibility. And again, this is flexibility that's being given now to shippers who would not otherwise have benefited from the merger. And we've enhanced it even beyond what we did in the I-5 corridor which has worked very well.
We've seen growth in terms of rail volumes outstrip kind of the overall rail CAGR. So that to me is a strong statement that it's worked in the I-5 corridor. But we're letting people CSX, BNSF, quote directly to customers, and they can even do it on a long-term contract basis. We're not just limiting them to an annual type of approach. So there's a lot there, Ken, but we're very confident and we're committed to it. I think you may be referring to some of the noise about rails not living up to their prior merger commitments. I think that is just that noise.
I think when you look at the facts around that, you see that the rails have upheld their merger commitments. Union Pacific absolutely has done that, and we will -- are rapidly committed to do that. And we've given some things in terms of this application and our commitments to the STB that further enhances that.
Vincenzo James Vena
CEO & Director
And listen, just to summarize on the [indiscernible], there's the latest. We had positive letters from our Smart TD and agreements that we signed. Let's put this in the framework. First of all, we just signed and ratified 5-year deals with both the BMWE and BLET and we have every union signed up for 5 years. So we're done with that. And that is a piece in the workplace, salary set, work compensation set. So when we came out with the merger, we came out with the merger and agreed, like I said earlier in the call, that we -- we look at the employees that are unionized as our employees. We pay them. We provide to our employees things that no one else does. Every employee at Union Pacific, unionized or not, has the right to go to college, and we will pay for their tuition fees, to go to college.

Exhibit 99.2
We provide salaries that on average at $160,000 is 40% higher than of the industrial base in the United States of America. They're good paying jobs, and they deliver for us, and we have no problem paying them that salary. And we have agreements now for 5 years. So what we received, on letters on -- I understand it's a negotiation. I'm a little disappointed that they have some facts that are wrong in there. Union Pacific this year, if everything goes right in the next 2 weeks, we will be the safest railroad for employees coming to work and going home exactly the same as they were. We've had Eric over 20% improvement in both our accident and injury numbers over the last few years and over last year, okay. Norfolk Southern has to be very proud on what they've done, okay, on safety. So for somebody to come out and say that we have a safety, I look at facts. I've always worked with facts. In fact, one of my favorite saying is "I don't really care how you feel tell me what the facts are, and then we'll go from there", okay? I'm not into that. So at the end of the day, we'll deal with the teamsters as we go through. And I hope that we get to a place where we can formalize this notion that we're backing away from our commitment as they put it in their letter, commitment to our employees, they're dreaming. I don't know who came up with that idea, but they're wrong. So that's why it's an interesting -- and it is a negotiation. They're tough. They're smart. Will you quit it. The teamsters have been around for a long time, 1.4 million members they cover. O'Brien's smart and the two union leaders we have are smart, and they're trying to get a better deal. So we'll sit down with them as we go through and we'll see where we end up.
But I had to correct some of the misinformation that they're putting out there because I don't want people to think that we have a basis away. Remember who Union Pacific is and who Norfolk Southern is. Our basic plan of how we operate is exactly the same. It's all about safety, service, operational excellence, we'll meet the growth, and we'll do the same thing on this right here. Sorry for the long answer on that, Ken, and I apologize, I get some people upstairs. Listen, there's a lot of information out there. Please call in, I'm sure you guys will all love reading through it before the holidays, okay, and get it done. But I wish you all the best over the holiday season. My wife and I and family are going to celebrate Christmas together. I'm looking forward to it to spend a few days with them, and we're going to go somewhere where they're snow, so we can really enjoy it just like like Christmas should be, but all the best to you and your families, health and happiness, and we'll talk to you all, I'm sure, early in January, if not when we do our quarterly calls.
Thank you very much for taking the time this morning.
Operator
Ladies and gentlemen, thank you for your participation. This does conclude today's teleconference. You may disconnect your lines, and have a wonderful day.